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                                                                    EXHIBIT 99.1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D dated November 20, 2003 (including any amendments thereto) with respect to the Common Stock of Sylvan Inc. The undersigned agree that each of the undersigned is responsible for the timely filing of this statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein or therein; but none of the undersigned is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This joint filing agreement shall be filed as an exhibit to such statement.


Date: November 20, 2003.


SAC Holding Co.                            Snyder Associated Companies, Inc.

         By:      /s/ Elmer A. Snyder          By:      /s/ Elmer A. Snyder
             --------------------------            ------------------------
         Name:    Elmer A. Snyder              Name:    Elmer A. Snyder
               ------------------------              ----------------------
         Title:   President                    Title:   President
                -----------------------               ---------------------


/s/ Roger H. Claypoole
--------------------------------------
Roger H. Claypoole